EXHIBIT 99.1

          Reliance Steel & Aluminum Co. Reports 2003 Third Quarter and
              Year-to-Date Results; Net Income Up 24%; EPS Up 26%;
                          Sales Up 8% for the Quarter

    LOS ANGELES--(BUSINESS WIRE)--Oct. 16, 2003--Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the three and nine-months ended September 30, 2003. For the fiscal year 2003 third quarter, net income was $12.4 million, an increase of 24% compared with net income of $10.0 million for the three months ended September 30, 2002. Earnings per diluted share were $.39, up 26% for the third quarter of 2003, compared with earnings of $.31 per diluted share for the 2002 third quarter. Sales for the 2003 third quarter totaled $490.6 million, an increase of 8% compared with 2002 third quarter sales of $454.8 million.
    For the nine-months ended September 30, 2003, net income amounted to $24.3 million, compared with net income of $28.2 million for the same period in 2002. Earnings per diluted share were $.77 for the nine-months ended September 30, 2003, compared with earnings of $.89 per diluted share for the nine-months ended September 30, 2002. Sales for the 2003 year-to-date period were $1.4 billion, an increase of 7% compared with 2002 nine-month sales of $1.3 billion.
    David H. Hannah, Reliance's Chief Executive Officer, said, "Precision Strip, Inc., acquired on July 1, 2003, was an important contributor to our third quarter earnings. Additionally, our overall operating results from our other businesses improved over the prior quarters of 2003. This improvement was mostly the result of increased gross profit margins driven by a slight improvement in pricing and lower costs for many of our products during the quarter."
    "Net income and earnings per diluted share amounts improved 93% and 95%, respectively, from the 2003 second quarter. Our gross profit margins improved to 27.8% from 26.2% in the second quarter. We also produced strong cash flow, paid down debt, controlled costs and increased inventory turns during the third quarter. Our working capital management has resulted in a strong balance sheet. We are indeed positioned better than ever to prosper when the economic recovery accelerates and expands into the industrial economy," Hannah added.
    "While we have not yet seen a significant and consistent change in either market conditions or the operating environment, we do believe that the business atmosphere is currently more conducive to improved conditions. However, the fourth quarter has historically not been known for positive growth, mainly due to the reduced number of shipping days caused by the Holidays. In 2002, we experienced more extended plant closures at the customer level during the fourth quarter than in prior years, and we are expecting similar events in the 2003 fourth quarter. With that in mind, we anticipate the earnings per diluted share amount for the 2003 fourth quarter to be within a range of $.25 to $.30," concluded Hannah.
    On July 1, 2003, the Company purchased all of the stock of Precision Strip, Inc., and its related entity for $220 million in cash, plus the assumption of approximately $26 million of debt. Precision Strip was founded in 1977 and is headquartered in Minster, Ohio with eight facilities located in four states. The acquisition was funded with borrowings on Reliance's existing $335 million syndicated bank line of credit and a new private placement of $135 million of senior secured notes. At September 30, 2003, the Company's net-debt-to-total capital ratio was 43.9%.
    Precision Strip's sales for the fiscal year ended December 31, 2002 were $121.8 million. Precision Strip now operates as a wholly owned subsidiary of Reliance. Precision Strip's processing activities consist primarily of slitting and blanking flat-rolled products and include approximately 65% carbon steel, 20% aluminum and 15% stainless steel products on a "toll" basis, processing the metal for a fee, without taking ownership of the metal. Precision Strip's customers include carbon steel, stainless steel and aluminum mills, as well as companies in the automotive, appliance, metal furniture and capital goods industries.
    On July 23, 2003, the Company announced its regular quarterly cash dividend payment of $.06 per share of common stock. The 2003 third quarter cash dividend was paid on August 22, 2003 to shareholders of record August 1, 2003. 2003 marks the 43rd consecutive year that Reliance has paid quarterly dividends to its shareholders. The Company was also proud to announce that it was named to the 2003 Forbes Platinum 400 List of America's Best Big Companies and ranked No. 1 in sales (five-year average) in the metals industry category and has also been named to the 2002, 2001 and 2000 lists.
    Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the third quarter and nine-months financial results for the period ended September 30, 2003. All interested parties are invited to listen to the web cast on October 16, 2003 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media. The web cast will remain on the Reliance web site at: www.rsac.com through November 16, 2003 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.
    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of 107 processing and distribution centers in 29 states and Belgium, France and South Korea, the Company provides value-added metals processing services and distributes a full line of over 85,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 85,000 customers in various industries. Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com.

    This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.

                     RELIANCE STEEL & ALUMINUM CO.
                        SELECTED FINANCIAL DATA
           (In thousands except share and per share amounts)


                                 Three Months          Nine Months
                              Ended September 30,  Ended September 30,
                              ------------------   ------------------
                               2003       2002       2003       2002
                               ----       ----       ----       ----
Income Statement Data:
Net sales                   $490,587   $454,840 $1,397,739 $1,310,492
Gross profit                 136,210    125,519    374,985    363,107
Operating income              28,513     22,082     57,839     62,546
EBITDA (1)                    39,449     29,613     85,331     84,821
EBIT (1)                      28,326     22,248     59,172     63,524
Pre-tax income                20,364     16,499     40,093     46,738
Net income                    12,353      9,965     24,324     28,230
EPS - diluted                   $.39       $.31       $.77       $.89
Weighted average shares
 outstanding -- diluted   31,857,794 31,815,003 31,785,626 31,816,566
Gross margin                    27.8%      27.6%      26.8%      27.7%
Operating margin                 5.8%       4.9%       4.1%       4.8%
EBITDA margin (1)                8.0%       6.5%       6.1%       6.5%
EBIT margin (1)                  5.8%       4.9%       4.2%       4.8%
Pre-tax margin                   4.2%       3.6%       2.9%       3.6%
Net margin                       2.5%       2.2%       1.7%       2.2%
Cash dividends per share        $.06       $.06       $.18       $.18


                                             Sept. 30,     Dec. 31,
                                               2003          2002
                                               ----          ----
Balance Sheet Data:
Current assets                              $565,048      $532,544
Working capital                              330,213       389,620
Net fixed assets                             469,673       306,189
Total assets                               1,391,812     1,139,247
Current liabilities                          234,835       142,924
Long-term debt                               483,655       344,080
Shareholders' equity                         632,241       609,854
Capital expenditures                          13,433        18,658
Net debt-to-total capital (2)                   43.9%         35.5%
Return on equity (3)                             4.3%          5.2%
Current ratio                                    2.4           3.7
Book value per share                          $19.83        $19.21
Cash flow from operations per share (4)        $3.75         $2.85

(1) See Consolidated Statements of Income for reconciliation of EBIT and EBITDA.

(2) Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders' equity plus total debt (net of cash).

(3) Return on equity calculation is based on latest twelve months.

(4) 2003 cash flow from operations per share calculation is based on latest twelve months.


                     RELIANCE STEEL & ALUMINUM CO.
                      CONSOLIDATED BALANCE SHEETS
                  (In thousands except share amounts)

                                ASSETS
                                                  Sept. 30,   Dec. 31,
                                                    2003       2002
                                                    ----       ----
Current assets:                                  (Unaudited)
 Cash and cash equivalents                         $11,183    $$9,305
 Accounts receivable, less allowance for
  doubtful accounts of $6,137 at September
   30, 2003 and $5,158 at December 31, 2002        233,468    190,191
 Inventories                                       292,514    307,385
 Prepaid expenses and other current assets          12,929     10,874
 Deferred income taxes                              14,954     14,789
                                                ---------- ----------
Total current assets                               565,048    532,544
Property, plant and equipment, at cost:
 Land                                               57,088     52,469
 Buildings                                         253,657    180,995
 Machinery and equipment                           346,273    237,912
 Accumulated depreciation                         (187,345)  (165,187)
                                                ---------- ----------
                                                   469,673    306,189

Goodwill                                           333,026    284,276
Other assets                                        24,065     16,238
                                                ---------- ----------
Total assets                                    $1,391,812 $1,139,247
                                                ========== ==========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                 $132,328    $77,511
 Accrued expenses                                   54,888     40,894
 Wages and related accruals                         21,185     20,160
 Deferred income taxes                               4,034      4,034
 Current maturities of long-term debt               22,400        325
                                                ---------- ----------
Total current liabilities                          234,835    142,924
Long-term debt                                     483,655    344,080
Deferred income taxes                               31,193     31,672
Minority interest                                    9,888     10,717
Commitments                                             --         --
Shareholders' equity:
 Preferred stock, no par value:
   Authorized shares -- 5,000,000
   None issued or outstanding                           --         --
 Common stock, no par value:
   Authorized shares -- 100,000,000
   Issued and outstanding shares 31,855,747 at
    September 30, 2003 and 31,752,087 at
    December 31, 2002, stated capital              297,017    294,503
 Retained earnings                                 335,955    317,189
 Accumulated comprehensive loss                       (731)    (1,838)
                                                ---------- ----------
Total shareholders' equity                         632,241    609,854
                                                ---------- ----------
Total liabilities and shareholders' equity      $1,391,812 $1,139,247
                                                ========== ==========


                     RELIANCE STEEL & ALUMINUM CO.
                   CONSOLIDATED STATEMENTS OF INCOME
           (In thousands except share and per share amounts)

                                Three Months          Nine Months
                               Ended Sept. 30,      Ended Sept. 30,
                              ----------------      ---------------
                              2003        2002      2003       2002
                              ----        ----      ----       ----

Net sales                   $490,587   $454,840 $1,397,739 $1,310,492
Cost of sales                354,377    329,321  1,022,754    947,385
                          ---------- ---------- ---------- ----------
Gross profit                 136,210    125,519    374,985    363,107

Operating expenses
 Warehouse, delivery,
  selling, general and
    administrative           100,198     96,375    295,228    280,297
 Depreciation                  7,499      7,062     21,918     20,264
                          ---------- ---------- ---------- ----------
Income from operations        28,513     22,082     57,839     62,546

Other income (expense):
 Interest expense             (7,962)    (5,749)   (19,079)   (16,786)
 Amortization expense           (872)      (303)    (1,489)    (1,033)
 Other income, net               585        384      2,289      1,620
                          ---------- ---------- ---------- ----------
Income before equity in
 earnings of 50%-owned
 company, minority
 interest and income taxes    20,264     16,414     39,560     46,347
Equity in earnings of 50%-
 owned company                    --         --         --        263
Minority interest                100         85        533        128
                          ---------- ---------- ---------- ----------
Income before provision
 for income taxes             20,364     16,499     40,093     46,738
Provision for income taxes     8,011      6,534     15,769     18,508
                          ---------- ---------- ---------- ----------
Net income                   $12,353     $9,965    $24,324    $28,230
                          ========== ========== ========== ==========
Earnings per share -
 diluted                        $.39       $.31       $.77       $.89
                          ========== ========== ========== ==========
Weighted average shares
 outstanding -
 diluted                  31,857,794 31,815,003 31,785,626 31,816,566
                          ========== ========== ========== ==========

Earnings per share - basic      $.39       $.31       $.77       $.89
                          ========== ========== ========== ==========
Weighted average shares
 outstanding  -
 basic                    31,815,214 31,719,972 31,779,325 31,665,281
                          ========== ========== ========== ==========
Cash dividends per share        $.06       $.06       $.18       $.18
                          ========== ========== ========== ==========


                   Reconciliation of EBIT and EBITDA

Income before provision
 for income taxes            $20,364    $16,499    $40,093    $46,738
Interest expense               7,962      5,749     19,079     16,786
                          ---------- ---------- ---------- ----------
EBIT                         $28,326    $22,248    $59,172    $63,524
                          ========== ========== ========== ==========
Depreciation                   7,499      7,062     21,918     20,264
Depreciation included in
 cost of sales                 2,752         --      2,752         --
Amortization expense             872        303      1,489      1,033
                          ---------- ---------- ---------- ----------
EBITDA                       $39,449    $29,613    $85,331    $84,821
                          ========== ========== ========== ==========


                     RELIANCE STEEL & ALUMINUM CO.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)


                                                    Nine Months Ended
                                                      September 30,
                                                    -----------------
                                                     2003       2002
                                                     ----       ----
Operating activities:
Net income                                          $24,324   $28,230
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                       26,159    21,297
 Deferred taxes                                        (165)       --
 (Gain) loss on sales of machinery and equipment       (764)      183
 Equity in earnings of 50%-owned company                 --      (263)
 Minority interest                                     (533)       41
 Other comprehensive income                              --      (381)
 Changes in operating assets and liabilities:
   Accounts receivable                              (23,316)  (26,261)
   Inventories                                       15,561    16,744
   Prepaid expenses and other assets                 (2,542)   (1,643)
   Accounts payable and accrued expenses             60,754    32,972
                                                  --------- ---------
Net cash provided by operating activities            99,478    70,917

Investing activities:
Purchases of property, plant and equipment, net     (13,433)  (12,426)
Proceeds from sales of property and equipment         2,896       331
Acquisitions of metals service centers and net
 asset purchases of metals service centers,
  net of cash acquired and debt assumed            (245,850)  (53,318)
Dividends received from 50%-owned company                --       444
                                                  --------- ---------
Net cash used in investing activities              (256,387)  (64,969)

Financing activities:
Proceeds from borrowings                            262,195    96,825
Principal payments on long-term debt
 and short-term borrowings                         (100,545) (100,155)
Payments to minority shareholders                      (378)   (2,251)
Dividends paid                                       (5,719)   (5,700)
Issuance of common stock                              2,675     4,241
                                                  --------- ---------
Net cash provided by (used in) financing
 activities                                         158,228    (7,040)
Effect of exchange rate changes on cash                 559       438
                                                  --------- ---------

Increase (decrease) in cash and cash equivalents      1,878      (654)

Cash and cash equivalents at beginning of period      9,305     9,931
                                                  --------- ---------

Cash and cash equivalents at end of period          $11,183    $9,277
                                                  --------- ---------

Supplemental cash flow information:
Interest paid during the period                     $12,511   $11,609
Income taxes paid during the period                  $4,014   $18,689

    CONTACT: Reliance Steel & Aluminum Co.
             Kim P. Feazle
             Investor Relations
             713-610-9937
             213-576-2428
             kfeazle@rsac.com
             investor@rsac.com